Exhibit 10.12

March 1, 2019

Mr. Andrew B. Udell

[***]

[***]

Re: Employment Agreement

Dear Andrew:

This letter confirms our understanding and agreement with respect to (i) your future employment by Calliditas Therapeutics US, Inc. (the "Company"), (ii) your agreement not to compete with the Company, or any present or future parent, subsidiary or affiliate of the Company (each, a ''Company Affiliate" and collectively, together with the Company, the "Company Group"), (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company Group, and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company Group (the terms and conditions agreed to in this letter are hereinafter referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.            Employment.

(a)             Title and Responsibilities. Subject to the terms and conditions of this Agreement, the Company will employ you and you will be employed by the Company and/or any Company Affiliate designated by the Company, initially as Vice President, North America Commercial reporting initially to Calliditas Group CEO. You will have responsibilities, duty and authority commensurate with your position, including, without limitation, all tasks customarily or reasonably incidental to such a position and those expressly mentioned in this Agreement. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by Calliditas Group CEO and following the Company’s structure.

(b)             Location. At the beginning of the employment, the principal location at which you will perform services will be your home office located in Westport, Connecticut. In the event the Company opens an office in the US, you will be required to work primarily out of that office location if office location is within a reasonable or Commutable distance from Westport, CT.

(c)             Devotion to Duties. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company.

2.            Employment At Will. Your employment hereunder will commence on March 1, 2019 (the "Commencement Date") and will be on an "at-will" basis meaning the employment relationship may be terminated by the Company or by you at any time for any reason or for no reason, with or without cause, upon six (6) months' notice, provided, however, that the Company may at its discretion elect to terminate your active employment immediately, or at any point during the notice period, and Continue paying your salary in lieu of providing notice.

3.            Compensation and Benefits.

(a)             Base Salary. While you are employed hereunder, the Company will pay you an annual base salary of $250,000.00 (the "Base Salary"), payable in accordance with the Company's payroll practices as in effect from time to time. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)             Health Care. Until such time as the Company adopts a health insurance benefits plan, the Company shall reimburse you for 80% of the premium costs incurred by you for family health insurance coverage upon presentation of documentary proof of premium payments.

(c)             Vacation and personal days. You will be entitled to twenty (20) business days paid vacation, including personal days, in each calendar year. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company. Ten (10) business days may be carried over from year to year, unless otherwise agreed in writing.

(d)             Sick Time. You will be entitled to five (5) paid sick days per annum. This paid time off can be used to recover from illness, care for sick family members, seek routine or preventative medical care, or obtain assistance related to health conditions. Sick days may not be carried over from year to year.

4.            Termination. In the event of the termination of your employment hereunder for any reason or for no reason, the Company will pay to you (or to your estate) promptly after termination the portion of your Base Salary as has accrued prior to such termination and has not yet been paid as well as any vacation time that has been accrued but remains unused as of the termination date.

5.            Restrictive Covenants.

(a)             Certain Acknowledgements and Agreements.

  (i)          We have discussed, and you recognize and acknowledge, the competitive and proprietary aspects of the business of the Company Group.

  (ii)          You acknowledge that a business will he deemed competitive with the Company Group if it performs any services and/or engages in the development, manufacture, distribution or sale of any product similar to those developed, produced, manufactured, distributed, sold, under development or planned by the Company Group during the period while you are employed hereunder.

  (iii)          You further acknowledge that, while you arc employed hereunder, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company Group and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. You also acknowledge that if you become employed or affiliated with any competitor of the Company Group in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed hereunder, you will be responsible for developing relationships with, and be introduced to, customers and others with important business connections to the Company Group. You acknowledge that any and all "goodwill" created through your efforts on behalf of the Company and such introductions belongs exclusively to the Company including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company or the Company Group.

  (iv)          For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company Group, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, supply and marketing plans, partners, investors, patent related information, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secerts of the Company Group or of any third party provided to you or the Company Group under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you.

(b)             Non Competition; Non-Solicitation, While you are employed hereunder and for a period of one (1) year following termination of your employment hereunder for any reason or for no reason, you will not, without the prior written consent of the Company:

  (i)          For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business which is directly competitive with the business of the Company Group, the scope of business being defined as the development and commercialization of a treatment for patients with orphan chronic kidney diseases, AIH, PBC or other orphan liver diseases (cach, a “Restricted Activity”) anywhere within the United States of America, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded.

  (ii)          Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company Group, any customers or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has developed or made a sales presentation (or similar offering of services); or

  (iii)          Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultant to the Company Group to leave the service of the Company Group for any reason, or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company Group while any such person is providing services to the Company Group or within one (I) year after any such person has ceased providing services to the Company Group; or

  (iv)          Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(c)             Reasonableness of Restrictions. You recognize and acknowledge that

  (i)          the types of employment prohibited by this Section 5 is narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and

  (ii)          the time period and geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d)             Survival of Acknowledgements and Agreements, Your acknowledgements and agreements set forth in this Section 5 will survive the termination of this Agreement, and the termination of your employment hereunder for any reason or for no reason.

6.            Protected Information. You will at all times, both during the period while you are employed hereunder and after the termination of this Agreement and termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company Group, use, except as required in the course of performance of your duties for the company or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company Group or by an employee of or a consultant to the Company Group not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company Group. Upon the termination of your employment hereunder for any reason or for no reason, or if the Company or the Company Group otherwise requests, you will return to the Company or the Company Group all Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained). The terms of this Section 6 are in addition to, and not lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company Group's Confidential Information. The terms of this Section 6 will survive indefinitely any termination of this Agreement and/or any termination of your employment hereunder for any reason or for no reason.

You are hereby advised that notwithstanding the above non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, expect pursuant to court order.

7.            Ownership of Ideas, Copyrights and Patents.

(a)             Property of the Company All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, Know-how, inventions, designs, developments, apparatus, techniques, methods and formulae (collectively, the Inventions") which may be used in the current or planned business of the Company Group or which in any way relates to such business, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder (and, if based on or related to any Confidential Information, within two years after termination of such employment for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company's premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company Group or otherwise, will be the sole and exclusive property of the Company Group and that you will not publish any of the Inventions without the prior written consent of the Company. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within in the scope of your employment or which relate to the business of the Company Group and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright act (17 U.S.C. Section 101). You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b)             Cooperation. At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will cooperate fully with the Company Group and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company Group's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any all other countries, provided that the Company Group will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company Group without charge by you.

(c)             Licensing and Use of Inventions. With respect to any inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company Group or incorporate in any Company Group product or system, you hereby grant to the Company Group a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the word to use, modify, create derivative works from disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any inventions you deliver to the Company Group or use on its behalf, without the prior written approval of the Company Group, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company Group with the written permission of the holder of any patent, copyright or trademark owner for the Company Group to use such material in a manner consistent with then-Current Company Group policy.

(d)             Prior Inventions. Listed on Exhibit 7(d) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, "Prior Inventions"), including, without limitation, patent, copyright and trademark interests, which to the best of your Knowledge will be or may be delivered to the company Group in the course of your employment, or incorporated into any Company Group product or system. You acknowledge that your obligation to disclose such information is ongoing while you are employed hereunder.

8.           Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 5,6 and 7 of this Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.           Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company Group, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

10.          Representations. You hereby represent and warrant that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party, or with any agreement to which you arc a party or by which you arc bound, including, without limitation, any non-competition or non-solicitation provision contained in any such. agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

11.          General.

(a)          Notices. All notices, requests, consents and other communications hereunder which arc required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (ii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b)          Entire Agreement. This Agreement, together with any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement

(c)           Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)           Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar, Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)           Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f)            Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the partics hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set forth herein, and no person or entity (except for a Company Affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(g)          Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Connecticut, without giving effect to the conflict of law principles thereof.

(h)          Jurisdiction, Venue and Service of Process. The parties agree that the exclusive jurisdiction and venue of any lawsuit between them arising under this Agreement shall be in any federal or state court sitting in the State of Delaware, and each of the parties hereby irrevocably agrees, acknowledges and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit and agrees to accept service of process in accordance with the provisions for delivery of notice set forth in Section 11(a) hereof.

(i)           WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j)           Severability. The parties intend this Agreement to be enforced as written. However,

(i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which, it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and

(ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(k)           Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(I)           Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5, 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5,6 or 7 of this Agreement without posting a bond, The period during which the covenants contained in Section 5 apply will be extended by any periods during which you are found by a court to have been in violation of such covenants,

(m)           No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no Course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n)           Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format (“.pdf” form), or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(o)           Opportunity to Review and Negotiate. You hereby acknowledge that you have had adequate opportunity to review and negotiate these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. YOU ARE HEREBY ADVISED, AND UNDERSTAND, THAT YOU HAVE A RIGHT TO CONSULT WITH COUNSEL BEFORE SIGNING THIS AGREEMENT. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

CALLIDITAS THERAPEUTICS US

By:	/s/ Renée Aguiar Luncander
Name: Renée Aguiar Luncander
Title: CEO

Accepted and Agreed

/s/Andrew B. Udell	March 1, 2019
Andrew B. Udell	Date

EXHIBIT 7(d)

PRIOR INVENTIONS

Bonus Agreement

Calliditas Therapeutics Inc., ("The Company"), Attn: Laura Eichor, [***] and Andrew Udell [***] has met the following bonus agreement.

The Company's CEO and Udell each year negotiate and arrive at a separate agreement on bonus targets. The parties agree that Udells's right to future bonuses shall not exceed 25% of yearly base salary. Out of this bonus, amount up to the equivalent of 50% can be paid for achieved personal goals linked to the service and amounts up to the equivalent of 50% can be paid for achieved company targets.

This agreement is valid as long as Udell is employed by Calliditas Therapeutics Inc.

This agreement has been drawn up in two identical copies, of which the parties have taken their places.

Stockholm, 1/3 2019

/s/ Reneé Aguiar Luncander	/s/ Andrew Udell
Reneé Aguiar Luncander	Andrew Udell